Ernst & Young LLP

5 Times Square

New York, NY 10036

March 19, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated March 19, 2007, related to a Form 8-K filed on February 27, 2007, of Atlas Air Worldwide Holdings, Inc. and are in agreement with the statements contained in the first through fourth paragraphs on page 2 therein, under Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained in other paragraphs of the above-referenced filing.

/s/ Ernst & Young LLP